UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 14, 2013

SAVIENT PHARMACEUTICALS, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-15313	13-3033811
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

400 Crossing Boulevard Bridgewater, NJ	08807
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (732) 418-9300

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Acquisition Agreement

On October 14, 2013, Savient Pharmaceuticals, Inc. (the “Company”) and its subsidiary Savient Pharma Holdings, Inc. (“SPHI”) entered into an acquisition agreement (the “Acquisition Agreement”) with US WorldMeds, LLC (the “Purchaser Owner”) and its subsidiary Sloan Holdings C.V. (the “Purchaser,” and together with the Purchaser Owner, the “Purchaser Parties”), pursuant to which the Purchaser agreed to acquire substantially all of the Company’s and SPHI’s assets and certain liabilities, for an aggregate purchase price of approximately $55 million, subject to certain adjustments.

The Acquisition Agreement is subject to a number of closing conditions, including the approval by the Bankruptcy Court (as defined below) in the Chapter 11 Filings (as defined below) commenced by the Company and SPHI, each as described in Item 1.03 of this Current Report; the absence of a governmental order or other legal prohibition related to the transaction; the accuracy of representations and warranties of the parties, subject to certain qualifications; and material compliance with the obligations set forth in the Acquisition Agreement.

The asset sales pursuant to the Acquisition Agreement are expected to be conducted under the provisions of Section 363 of the Bankruptcy Code and will be subject to proposed bidding procedures and receipt of higher or otherwise better bid(s) at auction. Upon entry by the Bankruptcy Court, the bidding procedures order will provide that the Purchaser Parties are the “stalking horse” bidders for the assets identified in the Acquisition Agreement. The Acquisition Agreement calls for the Company and SPHI to pay a break-up fee equal to $1.65 million and an expense reimbursement amount not to exceed $750,000 in certain circumstances, including the Bankruptcy Court approving a higher or otherwise better bid.

The foregoing description of the Acquisition Agreement does not purport to be complete and is qualified in its entirety by reference to the Acquisition Agreement, a copy of which is attached hereto as Exhibit 2.1 and incorporated herein by reference.

Item 1.03. Bankruptcy or Receivership.

On October 14, 2013, the Company and SPHI (collectively, the “Debtors”) filed voluntary petitions for relief under Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”, and the filings therein, the “Chapter 11 Filings”). The Chapter 11 cases are expected to be jointly administered under the caption “In re Savient Pharmaceuticals, Inc., et. al.” Case No. 13-12680. The Debtors intend to continue operating their businesses in the ordinary course, taking into account their status as debtors in possession, as they seek to complete the sale of their assets. The Debtors also intend to promptly seek the necessary relief from the Bankruptcy Court to pay certain claims of employees and other claims in accordance with their existing business terms.

On October 14, 2013, the Board of Directors of Savient Pharma Ireland Limited (“SPIL”) and the Board of Directors of Savient International Limited (“SIL”), both wholly-owned subsidiaries of the Company, each passed a resolution recommending to the Company, as the sole shareholder of each, that it is advisable for both SPIL and SIL to be liquidated under the laws of Ireland, contingent upon Bankruptcy Court approval authorizing the Company to take such actions that may be necessary to effectuate the liquidation.

The Company’s securityholders are cautioned that trading in the Company’s securities during the pendency of the Chapter 11 Filings will be highly speculative and will pose substantial risks. Trading prices for the Company’s securities may bear little or no relationship to the actual recovery, if any, by holders thereof in the Company’s Chapter 11 Filings. Accordingly, the Company urges extreme caution with respect to existing and future investments in its securities.

As a result of the Chapter 11 Filings, the Debtors are periodically required to file various documents with, and provide certain information to, the Bankruptcy Court, including statements of financial affairs, schedules of assets and liabilities, monthly operating reports and other financial information. Such materials will be prepared according to requirements of federal bankruptcy law. While they would accurately provide then-current information required under federal bankruptcy law, such materials will contain information that may be unconsolidated and will generally be unaudited and prepared in a format different from that used in the Company’s consolidated financial statements filed under the securities laws. Accordingly, the Company believes that the substance and format of such materials do not allow meaningful comparison with its publicly-disclosed consolidated financial statements. Moreover, the materials filed with the Bankruptcy Court are not prepared for the purpose of providing a basis for an investment decision relating to the Company’s securities or for comparison with other financial information filed with the Securities and Exchange Commission.

Most of the Debtors’ filings with the Bankruptcy Court are available to the public at the offices of the Clerk of the Bankruptcy Court or the Bankruptcy Court’s web site (http://www.deb.uscourts.gov) or may be obtained through private document retrieval services. The Company undertakes no obligation to make any further public announcement or issue any update with respect to the documents filed with the Bankruptcy Court or any matters referred to therein.

Additional information about this process and proposed asset sale, as well as court filings and other documents related to the reorganization proceedings, is available through the Company’s claims agent, the Garden City Group, at www.gcginc.com/cases/svnt or 866-297-1238. Information contained on, or that can be accessed through, such web site or the Bankruptcy Court’s web site is not part of this report.

A copy of the press release, dated October 14, 2013, announcing the Chapter 11 Filings is attached hereto as Exhibit 99.1.

Item 2.04. Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

The disclosure under Item 1.03 of this report is incorporated herein by reference.

The Chapter 11 Filings constituted an event of default under the indenture, dated as of February 4, 2011, between the Company and U.S. Bank National Association, as trustee, governing the Company’s 4.75% Convertible Senior Notes due 2018 (the “2018 Notes”) and the indenture, dated as of May 9, 2012, between the Company and U.S. Bank National Association, as trustee, governing the Company’s Senior Secured Discount Notes due 2019 (the “2019 Notes”). Obligations of the Company in respect of the 2019 Notes are guaranteed by SPHI and certain of the Company’s other subsidiaries (collectively, the “Guarantors”) and are secured by substantially all of the assets of the Company and the Guarantors.

Under the terms of the 2018 Notes, upon the Chapter 11 Filings, the outstanding principal amount of, and accrued and unpaid interest on, the 2018 Notes became immediately due and payable. Under the terms of the 2019 Notes, upon the Chapter 11 Filings, the accreted principal balance of, and the accrued and unpaid interest on, the 2019 Notes became immediately due and payable. As of October 14, 2013, the 2018 Notes had an outstanding principal amount of $122,441,000 and outstanding accrued and unpaid interest and the 2019 Notes had an accreted principal balance of $145,351,331 and outstanding accrued and unpaid interest.

Under the Bankruptcy Code, the acceleration provisions applicable to the debt obligations described above are generally unenforceable, and any remedies that may exist related to the events of default described above are stayed, under section 362 of the Bankruptcy Code.

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On October 8, 2013, the Company received a Staff Delisting Determination letter from the Listing Qualifications Staff of The Nasdaq Stock Market (“NASDAQ”) notifying the Company that it had not timely regained compliance with the $1.00 minimum bid price requirement for continued listing on The NASDAQ Global Market, as set forth in Listing Rule 5450(a)(1), and that, as a result, the Company’s securities would be subject to delisting unless the Company timely requests a hearing before the NASDAQ Hearings Panel (the “Panel”).

Should the Company fail to request a hearing before the Panel by October 15, 2013 (which the Company does not anticipate requesting), the Company’s common stock will be suspended at the opening of business on October 17, 2013 and a Form 25-NSE will be filed by NASDAQ with the U.S. Securities and Exchange Commission, which will formally remove the Company’s securities from listing on NASDAQ thereafter.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits:

2.1	Acquisition Agreement, dated as of October 14, 2013, by and among Savient Pharmaceuticals, Inc., Savient Pharma Holdings, Inc., US WorldMeds, LLC and Sloan Holdings C.V. (Schedules and exhibits have been omitted from this exhibit pursuant to Item 601(b)(2) of Regulation S-K and are not filed herewith. The registrant hereby agrees to furnish a copy of any omitted schedule or exhibits to the U.S. Securities and Exchange Commission upon request.)

99.1	Press Release, dated October 14, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SAVIENT PHARMACEUTICALS, INC.

Date: October 15, 2013	By:	/s/ Philip K. Yachmetz
		Name:	Philip K. Yachmetz
		Title:	Co-President and Chief Business Officer

INDEX TO EXHIBITS

Exhibit No.	Description

2.1	Acquisition Agreement, dated as of October 14, 2013, by and among Savient Pharmaceuticals, Inc., Savient Pharma Holdings, Inc., US WorldMeds, LLC and Sloan Holdings C.V. (Schedules and exhibits have been omitted from this exhibit pursuant to Item 601(b)(2) of Regulation S-K and are not filed herewith. The registrant hereby agrees to furnish a copy of any omitted schedule or exhibits to the U.S. Securities and Exchange Commission upon request.)

99.1	Press Release, dated October 14, 2013.